As filed with the Securities and Exchange Commission on October 20, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EyePoint Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-2774444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

480 Pleasant Street, Watertown, MA	02472
(Address of Principal Executive Offices)	(Zip Code)

EyePoint Pharmaceuticals, Inc. 2023 Long-Term Incentive Plan

Nonqualified Stock Option Awards (Inducement Grants)

(Full title of the plans)

Jay S. Duker, M.D.

President and Chief Executive Officer

EyePoint Pharmaceuticals, Inc.

480 Pleasant Street

Watertown, MA 02472

(Name and address of agent for service)

(617) 926-5000

(Telephone number, including area code, of agent for service)

Copies to:

Steven J. Abrams, Esq. Stephen M. Nicolai, Esq. Hogan Lovells US LLP 1735 Market Street, 23rd Floor Philadelphia, PA 19103 (267) 675-4600	Ron Honig, Esq. Chief Legal Officer & Company Secretary EyePoint Pharmaceuticals, Inc. 480 Pleasant Street Watertown, MA 02472 (617) 926-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

EyePoint Pharmaceuticals, Inc. 2023 Long-Term Incentive Plan

This Registration Statement on Form S-8 (the “Registration Statement”) registers an aggregate of 9,364,690 shares of common stock of EyePoint Pharmaceuticals, Inc. (the “Registrant”), par value $0.001 per share (the “Common Stock”), available for issuance under the EyePoint Pharmaceuticals, Inc. 2023 Long Term Incentive Plan (the “2023 Plan”), consisting of (a) 3,500,000 shares reserved for issuance under the 2023 Plan, (b) 184,904 shares of Common Stock that were previously available for grant under the EyePoint Pharmaceuticals, Inc. 2016 Long-Term Incentive Plan, as amended (the “2016 Plan”) that were transferred to the 2023 Plan as of June 20, 2023, the effective date of the 2023 Plan (the “Effective Date”), and (c) a maximum of 5,679,786 shares of Common Stock that were subject to outstanding awards under the pSivida Corp. 2008 Incentive Plan, as amended (the “2008 Plan” and with the 2016 Plan, the “Prior Plans”) and the 2016 Plan (the “Outstanding Award Shares”) as of the Effective Date. Pursuant to Section 4(a) of the 2023 Plan, the Outstanding Award Shares will become available for issuance under the 2023 Plan if such awards under the Prior Plans are forfeited or otherwise terminated. The maximum number of shares of Common Stock that may be issued pursuant to awards under the 2023 Plan as a result of applying the formula described in clauses (b) and (c) above will not exceed 5,864,690 shares of Common Stock.

Inducement Nonqualified Stock Option Awards

This Registration Statement is also being filed for the purpose of registering 173,700 shares of Common Stock issuable upon the exercise of nonqualified stock option awards granted to employees of the Registrant to induce each such employee to accept employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Awards”). The Inducement Awards were approved by the Registrant’s Compensation Committee of the Board of Directors in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the 2023 Plan and the Prior Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the U.S. Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2023 Plan or Inducement Awards, as applicable, as required by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 10, 2023 (including those portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2023, that are incorporated by reference into Part III of such Annual Report on Form 10-K);

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, filed with the Commission on May 4, 2023, and June 30, 2023, filed with the Commission on August 4, 2023;

(c)	the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 6, 2023 (except Item 2.02 and the portions of Item 99.1 covered by Item 2.02), January 12, 2023, January 23, 2023, March 10, 2023, March 27, 2023, May 18, 2023, as amended by the Registrant’s Current Report on Form 8-K/A filed on May 23, 2023, June 5, 2023, June 21, 2023, July 10, 2023, July 11, 2023, July 27, 2023, September 11, 2023, September 13, 2023 and October 16, 2023; and

(d)	the description of the Common Stock contained in the Registrant’s Registration Statement on Form 20-F filed with the Commission on January 20, 2005 and subsequent Current Report on Form 8-K filed under Rule 12g-3 of the Exchange Act on June 19, 2008, as updated by Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits, in general, a Delaware corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another business enterprise at the request of the corporation, against liability incurred in connection with such proceeding, including the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation’s power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided that no indemnification shall be provided in such actions in the event of any adjudication of negligence or misconduct in the performance of such person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply. Section 145 of the Delaware General Corporation Law also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

The Registrant has entered into indemnification agreements with each of its directors and executive officers and has obtained insurance covering its directors and officers against losses and insuring the Registrant against certain of its obligations to indemnify its directors and officers.

The Registrant’s Certificate of Incorporation, as amended, provides that the Registrant shall indemnify each of its directors and officers, to the maximum extent permitted from time to time by law, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by reason of the fact that he or she is a director or officer.

This right of indemnification conferred in the Registrant’s Certificate of Incorporation, as amended, is not exclusive of any other right.

In addition, the Registrant’s Certificate of Incorporation, as amended, provides that the Registrant’s directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liability is not permitted under the Delaware General Corporation Law.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation of pSivida Corp. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K12G3 filed with the Commission on June 19, 2008).

3.2	Certificate of Amendment of the Certificate of Incorporation of pSivida Corp. (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2017 filed with the Commission on September 13, 2017).

3.3	Certificate of Correction to Certificate of Amendment of the Certificate of Incorporation of pSivida Corp. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 2, 2018).

3.4	Certificate of Amendment of the Certificate of Incorporation, as amended, of EyePoint Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 27, 2018).

3.5	By-Laws of EyePoint Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2018 filed with the Commission on September 18, 2018).

3.6	Amendment No. 1 to By-Laws of EyePoint Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 6, 2018).

3.7	Certificate of Amendment of the Certificate of Incorporation of EyePoint Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 23, 2020).

3.8	Certificate of Amendment of the Certificate of Incorporation of EyePoint Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 8, 2020).

4.1	Form of Specimen Stock Certificate for Common Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K12G3 filed with the Commission on June 19, 2008).

4.2	Warrant to Purchase Common Stock of pSivida Corp., issued March 28, 2018, to SWK Funding, LLC (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 29, 2018).

4.3	Form of Pre-Funded Warrant to Purchase Common Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 19, 2021).

5.1	Opinion of Hogan Lovells US LLP (filed herewith).

10.1	EyePoint Pharmaceuticals, Inc. 2023 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 21, 2023).

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm (filed herewith).

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

107	Filing Fee Table (filed herewith).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Watertown, Massachusetts, on October 20, 2023.

EYEPOINT PHARMACEUTICALS, INC.

By:	/s/ Jay S. Duker, M.D.
Jay S. Duker, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jay S. Duker, M.D. and Ron Honig, Esq., and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jay S. Duker, M.D.	President and Chief Executive Officer and Director	October 20, 2023
Jay S. Duker, M.D.	(Principal Executive Officer)

/s/ George O. Elston	Executive Vice President and Chief Financial Officer	October 20, 2023
George O. Elston	(Principal Financial and Accounting Officer)

/s/ Göran Ando, M.D.	Chairman of the Board of Directors	October 20, 2023
Göran Ando, M.D.

/s/ Nancy Lurker	Executive Vice-Chair of the Board of Directors	October 20, 2023
Nancy Lurker

/s/ Wendy DiCicco	Director	October 20, 2023
Wendy DiCicco

/s/ Ye Liu	Director	October 20, 2023
Ye Liu

/s/ Anthony P. Adamis, M.D.	Director	October 20, 2023
Anthony P. Adamis, M.D.

/s/ John B. Landis, Ph.D., MS	Director	October 20, 2023
John B. Landis, Ph.D., MS

/s/ Karen Zaderej	Director	October 20, 2023
Karen Zaderej

/s/ David Guyer, M.D.	Director	October 20, 2023
David Guyer, M.D.

/s/ Stuart Duty	Director	October 20, 2023
Stuart Duty